As filed with the Securities and Exchange Commission on May 13, 1998

                                                                Registration No.

                                    FORM S-8


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             WASHINGTON, D.C. 20549



                               REGENT GROUP, INC.
               (Exact name of issuer as specified in its charter)

            DELAWARE                                            22-1558317
(State or jurisdiction of                                   (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                  477 MADISON AVENUE, NEW YORK NY                10022
                  (Address of principal executive offices)     (Zip Code)


       CONSULTING AGREEMENT BETWEEN REGENT GROUP, INC. AND CHARLES PINTO
                            (Full title of the Plan)

       MARVIN E. GREENFIELD, 477 MADISON AVENUE, NEW YORK, NEW YORK 10022
                     (Name and address of agent for service)

                                 (212) 207-4560
          (Telephone number, including area code, of agent for service)


                         Calculation of Registration Fee

-------------------------------------------------------------------------------------------------------------------------
                                          AMOUNT TO           PROPOSED            PROPOSED
TITLE OF EACH CLASS OF SECURITIES              BE           OFFERING PRICE        AGGREGATE           AMOUNT OF
          TO BE REGISTERED                REGISTERED         PER SHARE (1)      OFFERING PRICE     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $0.06 2/3 par
value ("Common Stock") . . . .. . . . . .     280,000             $2.687           $752,360.00         $221.95
-------------------------------------------------------------------------------------------------------------------------
Total Registration Fee . . . . . . . .  .                                                              $221.95
-------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457, the offering price of such shares is estimated solely for the purpose of determining the registration fee.

                                     PART 2

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference in this registration statement.

           (a) Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934;

           (b)      All other reports filed by the Registrant pursuant to
                    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since July 31, 1997;

           (c) The description of Registrant's Common Stock contained in Registration Statements filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to a part hereof from the date of filing of such documents.

         Any statement contained in a document or incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information in this Registration Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable; the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of the Delaware General Corporation Law ("DGCL") permits, in general, a Delaware corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of any corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and expenses, including attorney's fees actually and reasonably incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 145(e) of the DGCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 145(f) of the DGCL provides that the indemnification and advancement or expense provisions contained in the DGCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

         Article VII of the Registrant's Certificate of Incorporation provides as follows:

         The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, indemnify all persons whom it may indemnify pursuant thereto.

         There is no litigation pending, and neither the registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

NUMBER                              DESCRIPTION OF EXHIBIT

4.1      --       Consulting Agreement between the Company and Charles Pinto.

5.1      --       Opinion of Barry Feiner, Esq.

23.1     --       The consent of Barry Feiner, Esq. is included in his opinion filed hereto as Exhibit 5.1 to the Registration Statement.

23.2     --       Consent of Wiener Penta &  Goodman, P.C.

ITEM 9.  UNDERTAKINGS.

         1.       The undersigned, Company, hereby undertakes:

                  (a) To file, during any period in which the Company offers or sells securities, a post-effective amendment(s) to this registration statement:

                           (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;


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
                           (2) To reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and

                           (3)     To include any additional or changed
                                   material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however, that paragraphs 1(a)(1) and
                  1(a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

                  (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                  (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 13, 1998.

                                 REGENT GROUP, INC.



                                 By:   /s/  MARVIN E. GREENFIELD
                                       -----------------------------------------
                                       Marvin E. Greenfield,  President, Chief
                                       Executive and Financial Officer, Director



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                        Title                                       Date
----                                        -----                                       ----
   S/ MARVIN E. GREENFIELD          Chairman, President                         May 13, 1998
 -------------------------          and Director (and
      Marvin E. Greenfield          Principal Executive and
                                    Financial Officer)


  S/ PAUL ROSEN                     Director                                    May 13, 1998
 -------------------------
       Paul Rosen

  S/ PAUL WOOLFORD                  Director                                    May 13, 1998
 -------------------------
       Paul Woolford

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
                                EXHIBIT INDEX

NUMBER                              DESCRIPTION OF EXHIBIT

4.1      --       Consulting Agreement between the Company and Charles Pinto.

5.1      --       Opinion of Barry Feiner, Esq.

23.1     --       The consent of Barry Feiner, Esq. is included in his opinion filed hereto as Exhibit 5.1 to the Registration Statement.

23.2     --       Consent of Wiener Penta & Goodman, P.C.